================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 14D-9
          Solicitation/Recommendation Statement under Section 14(d)(4)
                     of the Securities Exchange Act of 1934

                                   ----------

                                (Amendment No. 3)

                               INNOGY HOLDINGS PLC
                            (Name of Subject Company)

                               INNOGY HOLDINGS PLC
                      (Names of Person(s) Filing Statement)

                           Ordinary Shares of 10p each
                                       and
        American Depositary Shares (each representing 10 Ordinary Shares)
                         (Title of Class of Securities)

                           G4782H101 (Ordinary Shares)
                     45769A103 (American Depositary Shares)
                      (CUSIP Number of Class of Securities)

                                 Michael Bowden
                                Company Secretary
                               Innogy Holdings plc
                           Windmill Hill Business Park
                                  Whitehill Way
                       Swindon, Wiltshire SN5 6PB, England
                               +44 (0)179 387 7777
                 (Name, Address, and Telephone Number of Person
                Authorized to Receive Notices and Communications
                  On Behalf of the Person(s) Filing Statement)

                                    Copy to:
                                William B. Hobbs
                                   Linklaters
                                 One Silk Street
                            London EC2Y 8HQ, England
                               +44 (0)207 456 2000

                                   ----------

|_| Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

================================================================================

     This Amendment No. 3 amends and supplements the Solicitation/Recommendation Statement on Schedule 14D-9 initially filed with the Securities and Exchange Commission (the "Commission") on March 29, 2002 (as amended or supplemented, the "Schedule 14D-9") by Innogy Holdings plc, a company incorporated under the laws of England and Wales ("Innogy" or the "Company"), relating to the tender offer (the "Offer") by GBV Funfte Gesellschaft fur Beteiligungsverwaltung mbH, a wholly-owned subsidiary of RWE Aktiengesellschaft ("RWE") and a company incorporated under the laws of the Federal Republic of Germany (the "Offeror"), to purchase all the Company's Shares at a purchase price of 275 pence per Ordinary Share and 2,750 pence per ADS, as set forth in the Offer Document dated March 28, 2002 (the "Offer Document") and other related documents which have been filed as Exhibits to the Schedule TO (as amended or supplemented, the "Schedule TO") initially filed with the Commission on March 29, 2002. Capitalized terms used but not defined herein have the meanings ascribed to them in the Schedule 14D-9 filed with the Commission on March 29, 2002.

     On June 7, 2002, Innogy issued a press release related to the delisting of the Ordinary Shares from the Official List of the UK Listing Authority and the ADSs from the New York Stock Exchange.

Item 9.           Exhibits.

Exhibit Description

99.(a)(1)^       The Offer Document, dated March 28, 2002, filed on Schedule TO with the Securities and Exchange Commission by the Offeror on March 28, 2002.

99.(a)(2)*       Form of Letter of Transmittal filed on Schedule TO with the
                 Commission by the Offeror on March 28, 2002.

99.(a)(3)*       Form of Acceptance, Authority and Election filed on Schedule TO with the Commission by the Offeror on March 28, 2002.

99.(a)(4)*       Form of Notice of Guaranteed Delivery filed on Schedule TO with the Commission by the Offeror on March 28, 2002.

99.(a)(5)*       Form of Letter to Brokers, Dealers, Commercial Banks, Trust
                 Companies and other Nominees filed as an Exhibit to the Schedule TO with the Commission by the Offeror on March 28,
                 2002.

99.(a)(6)*       Form of Letter to Clients for use by Brokers, Dealers,
                 Commercial Banks, Trust Companies and other Nominees filed as an Exhibit to the Schedule TO with the Commission by the Offeror on March 28, 2002.

99.(a)(7)*       Investor's Guide to Completing the Form(s) of Acceptance filed as an Exhibit to the Schedule TO with the Commission by the Offeror on March 28, 2002.

99.(a)(8)*       Press Release issued by RWE and Innogy on March 22, 2002 filed as an Exhibit to the Schedule TO with the Commission by the Offeror on March 22, 2002.

99.(a)(9)*       Letter from the Chairman of Innogy to holders of Shares dated
                 March 28, 2002 (included in Exhibit (a)(1) attached hereto).

99.(a)(10)*      Form of Summary Advertisement to appear in The Wall Street
                 Journal dated March 29, 2002.

99.(a)(11)**     Form of Summary Advertisement in the Financial Times dated
                 March 30, 2002.

99.(a)(12)**     Press Release announcing the posting of the Offer Document, dated April 2, 2002.

99.(a)(13)+      Press Release announcing the delisting of the Ordinary Shares from the Official List of the UK Listing Authority and the ADSs from the New York Stock Exchange.

99.(e)(1)*       Rules of the Innogy Holdings Sharesave Plan.

99.(e)(2)*       Rules of the Innogy Holdings Long-Term Incentive Plan.

99.(e)(3)*       Rules of the Innogy Holdings Unapproved Executive Share Option
                 Plan.

99.(e)(4)*       Inducement Fee Letter Agreement dated March 21, 2002 between
                 RWE and Innogy.

99.(e)(5)(i)*    Irrevocable Undertaking from Michael Bowden to RWE and the
                 Offeror dated March 21, 2002.

99.(e)(5)(ii)*   Irrevocable Undertaking from Yvonne Constance to RWE and the
                 Offeror dated March 21, 2002.

99.(e)(5)(iii)*  Irrevocable Undertaking from Brian Count to RWE and the Offeror dated March 21, 2002.

99.(e)(5)(iv)*   Irrevocable Undertaking from Richard Delbridge to RWE and the
                 Offeror dated March 21, 2002.

99.(e)(5)(v)*    Irrevocable Undertaking from Andrew Duff to RWE and the Offeror dated March 21, 2002.

99.(e)(5)(vi)*   Irrevocable Undertaking from Stephen Fletcher to RWE and the
                 Offeror dated March 21, 2002.

99.(e)(5)(vii)*  Irrevocable Undertaking from Sir C. Brandon Gough to RWE and the Offeror dated March 21, 2002.

99.(e)(5)(viii)* Irrevocable Undertaking from Sir Robin Mountfield to RWE and the Offeror dated March 21, 2002.

99.(e)(5)(vix)*  Irrevocable Undertaking from Ross Sayers to RWE and the Offeror dated March 21, 2002.

----------

^ Previously filed with the Commission on March 29, 2002 and April 2, 2002 as an Exhibit to the Schedule 14D-9 and incorporated herein by reference.

* Previously filed with the Commission on March 29, 2002 as an Exhibit to the Schedule 14D-9 and incorporated herein by reference.

**    Previously filed with the Commission on April 2, 2002 as an Exhibit to the
      Schedule 14D-9 and incorporated herein by reference.

+     Filed herewith.

                                    Signature

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      INNOGY HOLDINGS PLC



Date: June 7, 2002                    By:  /s/ Alan Smith
                                           -------------------------------------

                                           Name:  Alan Smith

                                           Title:  Assistant Company Secretary

                                  EXHIBIT INDEX

Exhibit                 Description

99.(a)(1)^       The Offer Document, dated March 28, 2002, filed on Schedule TO with the Securities and Exchange Commission by the Offeror on March 28, 2002.

99.(a)(2)*       Form of Letter of Transmittal filed on Schedule TO with the
                 Commission by the Offeror on March 28, 2002.

99.(a)(3)*       Form of Acceptance, Authority and Election filed on Schedule TO with the Commission by the Offeror on March 28, 2002.

99.(a)(4)*       Form of Notice of Guaranteed Delivery filed on Schedule TO with the Commission by the Offeror on March 28, 2002.

99.(a)(5)*       Form of Letter to Brokers, Dealers, Commercial Banks, Trust
                 Companies and other Nominees filed as an Exhibit to the Schedule TO with the Commission by the Offeror on March 28,
                 2002.

99.(a)(6)*       Form of Letter to Clients for use by Brokers, Dealers,
                 Commercial Banks, Trust Companies and other Nominees filed as an Exhibit to the Schedule TO with the Commission by the Offeror on March 28, 2002.

99.(a)(7)*       Investor's Guide to Completing the Form(s) of Acceptance filed as an Exhibit to the Schedule TO with the Commission by the Offeror on March 28, 2002.

99.(a)(8)*       Press Release issued by RWE and Innogy on March 22, 2002 filed as an Exhibit to the Schedule TO with the Commission by the Offeror on March 22, 2002.

99.(a)(9)*       Letter from the Chairman of Innogy to holders of Shares dated
                 March 28, 2002 (included in Exhibit (a)(1) attached hereto).

99.(a)(10)*      Form of Summary Advertisement to appear in The Wall Street
                 Journal dated March 29, 2002.

99.(a)(11)**     Form of Summary Advertisement in the Financial Times dated
                 March 30, 2002.

99.(a)(12)**     Press Release announcing the posting of the Offer Document, dated April 2, 2002.

99.(a)(13)+      Press Release announcing the delisting of the Ordinary Shares from the Official List of the UK Listing Authority and the ADSs from the New York Stock Exchange.

99.(e)(1)*       Rules of the Innogy Holdings Sharesave Plan.

99.(e)(2)*       Rules of the Innogy Holdings Long-Term Incentive Plan.

99.(e)(3)*       Rules of the Innogy Holdings Unapproved Executive Share Option
                 Plan.

99.(e)(4)*       Inducement Fee Letter Agreement dated March 21, 2002 between
                 RWE and Innogy.

99.(e)(5)(i)*    Irrevocable Undertaking from Michael Bowden to RWE and the
                 Offeror dated March 21, 2002.

99.(e)(5)(ii)*   Irrevocable Undertaking from Yvonne Constance to RWE and the
                 Offeror dated March 21, 2002.

99.(e)(5)(iii)*  Irrevocable Undertaking from Brian Count to RWE and the Offeror dated March 21, 2002.

99.(e)(5)(iv)*   Irrevocable Undertaking from Richard Delbridge to RWE and the
                 Offeror dated March 21, 2002.

99.(e)(5)(v)*    Irrevocable Undertaking from Andrew Duff to RWE and the Offeror dated March 21, 2002.

99.(e)(5)(vi)*   Irrevocable Undertaking from Stephen Fletcher to RWE and the
                 Offeror dated March 21, 2002.

99.(e)(5)(vii)*  Irrevocable Undertaking from Sir C. Brandon Gough to RWE and the Offeror dated March 21, 2002.

99.(e)(5)(viii)* Irrevocable Undertaking from Sir Robin Mountfield to RWE and the Offeror dated March 21, 2002.

99.(e)(5)(vix)*  Irrevocable Undertaking from Ross Sayers to RWE and the Offeror dated March 21, 2002.

----------

^ Previously filed with the Commission on March 29, 2002 and April 2, 2002 as an Exhibit to the Schedule 14D-9 and incorporated herein by reference.

* Previously filed with the Commission on March 29, 2002 as an Exhibit to the Schedule 14D-9 and incorporated herein by reference.

**    Previously filed with the Commission on April 2, 2002 as an Exhibit to the
      Schedule 14D-9 and incorporated herein by reference.

+     Filed herewith.


                                       ii